Exhibit 10.11
RBC Life Sciences – ds suite

Executive Summary
RBC Life Sciences is on a mission, to replace the current suite of Associate tools with a new more robust system that provides Associates with easy to use tools that make it easy for them to run their businesses. The goal for Phase 1 will be to implement the new system with as little impact to the Associates as possible by keeping the current look and feel consistent.

The purpose of this proposal is to work collaboratively with RBC Life Sciences to successfully implement a robust website solution that facilitates the success of Associates worldwide. This proposal reflects pricing to assist in the design architecture, requirements analysis, development, configuration, integration with multiple third party and in-house custom applications, implementation, and on-going maintenance of the solution.

The contents of this document present a summary proposal for configuring the RBC Life Sciences ds suite to support the current business requirements today and allow flexibility for future success. This proposal is based on our experience with performing these tasks previously, and is our best estimate of costs, time and materials. Also, this proposal has been prepared based upon initial business rules, discussions, and with no due diligence concerning the existing application landscape or transaction process flows. Therefore assumptions have been made and will need to be verified or removed through the requirements gathering process.

GSATi Overview
To better serve our clients’ needs, GSATi services are fully customizable to ensure your business success. One of the greatest benefits of GSATi is the fact that we are a team with depth in both technical and direct selling business disciplines. Our teams have worked together successfully for 17+ years delivering web technology, marketing and media solutions and direct selling business consulting.

GSATi Business and Technical Staff -“What Sets Us Apart?”
Our company culture provides for multi-cultural, multi-generational diversity with honest, open collaboration and sharing of business and technical skills as a team. The staff is dedicated, loyal and determined to do whatever it takes to provide high quality, premiere services. We succeed as a team through collaboration without compromise, all staff is fully committed to achieving the business goal.

GSATi Executive & Technical Staff Experience for This Proposal
This proposal as delivered provides a full commitment of qualified services with proven experience in implementing systems of this scale and even greater as a Global Direct Selling Corporate Member and Supplier Member.

RBC Life Sciences ds suite
This engagement will include a collaborative effort in launching the RBC Life Sciences ds suite by leveraging our highly qualified business and technical resources and our extensive experience in Direct Selling. The resources that may be available to work on this project include:

•	Certified Sr. Project Managers

•	Sr. Business Analysts and Business Testers

•	Sr. Marketing Designers

•	Sr. Technical Consulting Sr. Technical and Integration Architects

•	Sr. Application, ERP and Web Developers

•	Sr. Infrastructure Engineers to include Network, Servers, Databases, Specializing in Virtual Environments, High Availability Environments, Disaster Recovery and Business Continuity

Professional Services GSATi Staff
The GSATi executive management team provides direction on all GSATi strategic partner projects for business and technical oversight.

•	Cindy Tysinger, CEO, Founder

•	Will Turner, Sr. Director Application Development

•	Jason Bodor, Sr. Director Business Strategy

•	Erik Bodor, Sr. Director Technology Services

•	Bill Kendall, Sr. Director Marketing & Media

•	Layne Marshall, Application Development Manager

GSATi Proposal:
Based on our understanding of the requirements from RBC Life Sciences to date, GSATi is proposing the costs involved with implementing the ds suite system as follows:

ds suite	Duration	Cost
Phase 1 – RBC Life Sciences ds suite	5 Months	*$350,000
Base DNN Platform Purchase		**TBD
Platform to be purchased from supplier in the name of RBC Life Sciences
(Per Server Per Year License)
Platform Suite Customization		$220,500
RBC Life Sciences ds suite
Apply Current System UI Look and Feel
Reports (Current State Corporate and Associate Reports)
Associate Back Office
Replicated Websites
Order Management
Commissions Engine
Site Administration
Social Media Integration (Phase 1 functionality TBD)
Registration and Role Based Access / SSO
Software Architecture, Design, Configuration, and Implementation
Integration with Third Party Applications (Payment Gateways, Address
Verification, Tax Services, 3PLs)
Systems Administration		$50,000
Payment Integration
Standard Fulfillment/Shipping Integration
Marketing Services		***$25,000
Website replacement of current UI/UX
Project Management, Business Analysis, Quality Management		$54,500
Requirements Gathering
Project Planning and Implementation
Infrastructure Architecture, Design, and Implementation

*Price is an estimate based on current requirements communicated to GSATi by Client. This estimate is based on our past experience in project implementations. Costs may vary for additional services and will be determined in the “Requirements Gathering Phase” of the project before work on project development begins. Costs will not exceed this estimate without prior approval by the Client.
**DNN Licenses are available in two options for ds suite implementations – Professional and Enterprise. Pricing for the Enterprise edition starts at $7,500 per year/web server. Discounts are available for multi-year, multi-server implementations. Professional editions are approximately 50% less. Version will be determined by completion of requirements gathering process.
***Marketing budget is based on providing support to create near-exact design templates in the ds suite platform.
A finalized cost estimate will be completed and approved after the Requirements Gathering Phase is complete. Current estimate for completion – January 2014.

ds suite	Duration	Cost
Phase 2 – RBC Life Sciences ds suite	5 Months	*$360,000
Platform Suite Customization		**$270,500
RBC Life Sciences ds suite
Apply Current System UI Look and Feel
Reports (Current State Corporate and Associate Reports – Phase 2)
Inventory Management
Corporate CRM
Site Administration
Registration and Role Based Access / SSO
Responsive Design
Marketing Services		***$52,000
Website and Responsive Design based on current UI/UX
Project Management, Business Analysis, Quality Management		$37,500
Requirements Gathering
Project Planning and Implementation
Infrastructure Architecture, Design, and Implementation

*Price is an estimate based on current requirements communicated to GSATi by Client. This estimate is based on our past experience in project implementations. Costs may vary for additional services and will be determined in the “Requirements Gathering Phase” of the project before work on project development begins. Costs will not exceed this estimate without prior approval by the Client.
***Marketing budget is based on providing support to create responsive mobile designs from current RBC Life Sciences web site in the ds suite platform.
**A finalized cost estimate will be completed and approved after the Requirements Gathering Phase is complete. Current estimate for completion – May 2014.

Payment Terms
Phase 1 $350,000     5 Months (December 2013 through April 2014)    $70,000 per month
Phase2 $360,000     5 Months (May 2014 through September 2014)    $72,000 per month

Additional Services
Additional services are available for professional and executive consulting services in Direct Selling, Business, Marketing and Technical functions to assist in services not included in the defined scope. These services are provided on a time and materials basis using the following rates:

•	Development $125

•	Development Manager/Director $150

•	Business Analyst/Software QA Test $125

•	Project Management $150

•	Executive Consulting $200

•	Production Design & Media $125

•	Design Manager/Director $150
Proposal Assumptions
RBC Life Sciences will assist GSATi in providing access to the RBC internal resources and documentation as needed to succeed in this engagement. Resources include RBC resources with significant knowledge of business and technical processes. GSATi realizes that a goal of this project is to limit the impact to internal RBC resources, and will ensure we limit impact as much as possible.
Majority of the work will be performed remotely.
Costs may vary based on integration requirements. Proposal does not include integration activities outside of the integration with third party and custom internal applications with application programming interfaces (API).
If client elects to not implement the proposed Vertex tax solution recommended by GSATi, GSATi anticipates additional scope in order to interface with the various internal custom applications yet to be defined. GSATi also anticipates potential performance challenges in interfacing with the aforementioned internal custom applications during the real-time transaction processing.
Costs and estimates may change based on detailed requirements gathering. Estimates provided are based on experience in typical implementations, and are not provided as actual costs. Completion of Phase 1 of the project by May 2014 is dependent on having completed and agreed upon detailed requirements by January 2014.
Phase 1
Final requirements for Phase 1 of the ds suite implementation will be determined in requirements gathering through December 2013.
The RBC Life Sciences ds suite will not include redesign or modifications to current RBC Life Sciences web site design.
All translation services will be provided by RBC Life Sciences, and dependency on these translations could impact the delivery schedule of web content for all markets.

Phase 2

Final requirements for Phase 2 of the ds suite implementation will be determined from requirements gathering beginning after development kickoff for Phase 1.
RBC Life Sciences is responsible for final oversight of all relationships between third party vendors involved in the current RBC Life Sciences application landscape, and for which RBC Life Sciences is responsible for the contractual relationship.
GSATi will provide project oversight for development and implementation including integration with third party vendors. Hosting fees to be included in separate proposal. High-availability hosting fees are currently estimated at a one-time charge of
$10,000 for equipment and set-up, and an ongoing maintenance charge not to exceed $10,000 per month. These fees will be finalized after requirements gathering and due diligence and assume a 36-month contract.

Services Statement of Work
IN WITNESS WHEREOF, this Statement of Work (SOW) has been entered into by and between GSAT, Inc (“GSATi”) and RBC Life Sciences (Client) effective December 1, 2013 and to remain in effect until written notice is provided by the other party. By signing below, each party acknowledges that it has read this SOW, and agrees to be bound to the terms and conditions of the SOW. Please initial all pages of this SOW where a signature is not required.

Client Invoice Information
Name of Client RBC Life Sciences	Contact Name (This person receives invoices under this work order): Don Clark
Street Address: 2301 Crown Ct Irving, TX 75038	Contact E-mail Address: don.clark@rbclifesciences.com
Contact Phone: 1(604) 638-6840
Invoicing
We will invoice you for services performed and expenses incurred as agreed upon in Terms and Conditions #3. Our invoices for payment will be directed to your representative for payment at the address shown above. Please indicate a Purchase Order No. (if any):

Commencement Date
This SOW will commence on 12/01/13 or the date we begin providing the services, whichever is earlier.

Statement of Work Terms and Conditions
Project Delivery: While GSATi will exercise due care in providing its professional services, no warranty is provided and no liability will be assumed. The professional services estimate above is only an estimate.
Business Hours: GSATi’s regular business hours are from 8:00 AM to 5:00 PM, Monday through Friday, excluding holidays. Services requested outside of regular hours must be mutually agreed upon or after hour rates may apply.
Payment: GSATi payments and payment schedules are included in each final work agreement with GSATi and client. All GSATi invoices are due within 10 days of receipt. Invoices may be delivered via regular mail or electronically via e-mail.
Confidentiality: It is understood that during the course of our relationship, both parties may necessarily be exposed to confidential and/or proprietary information belonging to the other party. As a result, it is agreed that both Client and GSATi will not disclose this information to any outside parties and will limit disclosure among their employees or contractors to those to which the disclosure is essential.
Non-Solicitation: It is further understood that for the course of our business relationship, and for a term of one year thereafter, neither Client nor GSATi will solicit each other’s employees to perform services or accept employment without the express written consent of the other.
Rate Adjustment: Please note that GSATi does review and adjust rates periodically and will give 30 days’ notification of a rate change. The rates noted on this SOW are guaranteed through December 31, 2014.
Payment Application: GSATi Consulting Hours cannot be used for payment to a third party, software, hardware, enhancement plans, third party applications, support or maintenance.
By signing below, the parties acknowledge and agree to be bound to the statement of work and terms of the agreement of this proposal.

Client	GSAT, Inc
Signature	Signature
/s/ Steven E Brown	/s/ Jason P Bodor
Name of person signing (please print)	Name of person signing (please print)
Steven E Brown	Jason P Bodor
Title	Title
President	Senior Director of Business Strategy and Finance
Signature date	Signature date
03 December 2013	04 December 2013